Exhibit 99.1

Protective Life Enters Agreement with Great-West

to Reinsure Individual Life Insurance and Annuity Business

When Closed, Transaction Will Be the

57th and Largest Acquisition in Company History

Birmingham, Ala. (January 24, 2019): Protective Life Corporation (Protective), a wholly owned U.S. subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750, Dai-ichi), announced that it has reached an agreement under which its subsidiaries, Protective Life Insurance Company (Protective Life), and Protective Life & Annuity Insurance Company, will acquire via reinsurance substantially all of Great-West Life & Annuity Insurance Company’s (GWL&A) individual life insurance and annuity business. The business to be transferred, which has been marketed under the Great-West Financial brand, includes bank-owned and corporate-owned life insurance, single premium life insurance, individual annuities, and a portion of Great-West’s closed block life insurance and annuities. GWL&A will retain a block of participating policies, which will be administered by Protective.

The transaction represents an estimated capital investment by Protective of approximately $1.2 billion, subject to adjustment, and will be the largest acquisition in company history. It will also mark Protective’s entrance into the executive benefits market.

“This business aligns well with our long-term plans for growth and scale. The life and annuity business has been a cornerstone of Protective throughout our history and will continue to be an area of future growth for the company,” said Richard J. Bielen, President and Chief Executive Officer, Protective. “Together, Great-West and Protective bring strength and stability to this transaction with a shared focus on serving people and doing the right thing — for our employees, our distributors, and most importantly, our customers. We are excited about the opportunity to reach new markets and provide valued protection to even more customers.”

“The combined strength of the businesses built by Great-West and Protective creates new opportunities for our customers who will now be very well served by Protective,” said Robert L. Reynolds, Chief Executive Officer, GWL&A. “Our team is committed to ensuring a seamless transition to Protective for our customers who will continue to benefit from the product solutions we’ve developed to meet their needs.”

When closed, this acquisition will be Protective’s 57th acquisition and its 50th life and annuity acquisition. It will be the fourth transaction completed since Protective became part of Dai-ichi in 2015. Dai-ichi considers Protective to be its North American growth platform and continues to aim for further expansion in the region, through both acquisitions and organic growth in Protective’s retail sales.

The closing is expected to occur in the first half of 2019, subject to the receipt of regulatory approvals and satisfaction of customary closing conditions. The estimated invested capital and the ceding commission are subject to adjustment per the contract. The transaction includes business written by GWL&A, Great-West Life & Annuity Insurance Company of New York and the U.S. branches of GWL&A’s affiliates, The Canada Life Assurance Company and The Great-West Life Assurance Company. GWL&A’s retirement and investment management divisions, Empower Retirement and Great-West Investments respectively, are not affected by this transaction.

Morgan Stanley & Co. LLC is acting as financial advisor to Protective in connection with the transaction. Willkie Farr & Gallagher LLP is acting as Protective’s legal counsel.

About Protective Life Corporation

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. The company traces its roots to the corporation’s flagship company, Protective Life Insurance Company — founded in 1907. Throughout its more than 110-year history, Protective’s growth and success can be largely attributed to its ongoing commitment to serving people and doing the right thing — for its employees, distributors, and most importantly, its customers. The company’s home office is located in Birmingham, Alabama, and its nearly 3,000 employees are located in offices across the United States. As of September 30, 2018, the Company had assets of approximately $91.8 billion. Protective Life Corporation is a wholly owned subsidiary of Dai-ichi Life Holdings, Inc. (TSE:8750). For more information about Protective, please visit www.Protective.com.

About Great-West Life & Annuity Insurance Company

Established 125 years ago, Great-West Life & Annuity Insurance Company administers a total of $602 billion in assets for approximately 9.1 million retirement, insurance and annuity customers, as of Sept. 30, 2018(2). The company’s offerings range from investments, life insurance, annuities and executive benefits products marketed under the Great-West Financial brand to retirement savings products and services provided by Empower Retirement, the nation’s second-largest retirement plan record keeper by participants(1).  To learn more, visit greatwest.com.

Great-West Financial® is a registered mark of Great-West Life & Annuity Insurance Company. GWL&A is an indirect, wholly owned subsidiary of Great-West Lifeco Inc. and “A Member of the Power Financial Corporation Group of Companies” ®.

(1)Pensions & Investments April, 2018

(2) As of Sept. 30, 2018, includes accounts of Great-West Life & Annuity Insurance Company and its subsidiaries

Media Contact:

Brittnie Bordonaro, (o) 205.268.8611, (c) 256.339.8303, brittnie.bordonaro@protective.com

Stephen Gawlik, (o) 303.737.0899, (c) 617.417.4408, stephen.gawlik@greatwest.com